EXHIBIT 99.8

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Registration Statement on Form F-4 of Seawell Limited (the “Company”), and all amendments thereto (the “Registration Statement”), as a person who is to become a director of the Company upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of August 12, 2010, by and among the Company, Wellco Sub Company and Allis-Chalmers Energy Inc.), and to the filing of this consent as an exhibit to this Registration Statement.

Date: January 18, 2011

By:	/s/ John Reynolds
John Reynolds